THIS NOTE AND THE SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE PURSUANT HERETO MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT. THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN UNIT PURCHASE AGREEMENT, DATED SEPTEMBER 13, 2013, BY AND BETWEEN THE COMPANY AND THE HOLDER.

NEWLEAD HOLDINGS LTD.
8% Senior Secured Note

$15,000,000 — **September 13, 2013**
Piraeus, Greece

NEWLEAD HOLDINGS LTD., a company organized under the laws of Bermuda (the "**Company**"), for value received, hereby promises to pay to Pallas Holdings, LLC, with an address at 555 S. Federal Highway, Suite 380, Boca Raton, FL 33432, or registered assigns (the "**Holder**"), the principal amount of Fifteen Million Dollars ($15,000,000) (the "**Principal**"), with interest thereon (computed on the basis of a 360-day year) from the date hereof on the unpaid Principal balance at the rate of eight percent (8%) per annum ("**Interest**").

This Note has been issued pursuant to that certain Unit Purchase Agreement, dated as of the date hereof, by and among the Company, Mine Investments, LLC and the Holder (the "**Purchase Agreement**"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1. <u>**Payments**</u>.

(a) On the date hereof, the Company shall:

(i) pay One Hundred Twenty Five Thousand Dollars ($125,000) of Principal by wire transfer of immediately available funds to an account designated in writing by the Holder (which amount has been paid); and

(ii) pay Five Million Eight Hundred Seventy Five Thousand Dollars ($5,875,000) of Principal and deemed interest on such Principal by issuance of its common shares, par value $0.01 (the "**Common Stock**"), at the Stock Price (as defined below).

(iii) The balance of this Note shall be paid on a quarterly basis commencing on September 30, 2013, each quarterly payment to be in the Principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) plus accrued and outstanding Interest thereon (each, a "**Quarterly Tranche**"), on the first day of each quarter (each, a "**Quarterly Payment Date**") until and including December 31, 2014 (the "**Maturity Date**"), by (i) wire transfer of immediately available funds to an account designated in writing by the Holder, (ii) issuance by the Company of its Common Stock at the Stock Price determined as of such date, subject to adjustment as set forth in Section 1(g), (iii) by set-off of invoices issued by the Company to the Holder for the processing of coal at the Viking Prep Plant, or (iv) any combination thereof, at the sole option of the Company, subject to Section 1(i) hereof.

(b) **Stock Price**. If the Company chooses to pay all or a portion of any Quarterly Tranche in shares, the number of shares of Common Stock shall be determined by dividing (i) the Quarterly Tranche payable by, (ii) the Closing Price, as adjusted for any stock splits or stock dividends (the "**Stock Price**"). "**Closing Price**" means the average of the closing prices for the sixty (60) trading days immediately prior to (but not including) a Payment Date, provided the Common Stock is then listed or quoted on the NASDAQ, OTC Bulletin Board or any other national securities exchange, market or trading or quotation facility (a "**Trading Market**"). Payments hereunder in shares of Common Stock shall have the effect of lowering the outstanding Principal and Interest accrued and outstanding thereon under this Note in an amount equal to a Quarterly Payment as set forth in Section 1(a), and as may be adjusted pursuant to Section 1(g).

(c) **Delivery of Certificates**. If the Company elects to pay this Note in shares of Common Stock pursuant to Section 1(a), upon such issuance, the Holder shall be deemed to be the holder of record of the shares of Common Stock to be issued as of the applicable Payment Date, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder. If the Company elects to make a payment in shares, as soon as practicable after a Payment Date, the Company shall issue and deliver to the Holder a certificate or certificates representing the shares of Common Stock registered in the name of the Holder.

(d) **Termination of Rights Under this Note**. Immediately upon the payment of all amounts due under this Note, whether on the Maturity Date or otherwise, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall immediately cease and terminate, except only for the right of the Holder to receive the shares to which it is entitled under the terms, and subject to conditions, of this Note.

(e) **Taxes or other Issuance Charges**. The issuance of any shares of Common Stock in payment of this Note, and the delivery of certificates or other instruments representing the same, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate or instrument in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) **Holder Not a Stockholder**. The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of the Company, either at law or in equity, or any right to any notice of meetings of stockholders or of any other proceedings of the Company until such time as this Note has been paid in shares of Common Stock pursuant to Section 1(a), at which time the Holder shall be deemed to be the holder of record of Common Stock that has been issued, as applicable, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder.

(g) **Value of Quarterly Shares**. If the Company elects to pay any Quarterly Tranche, in whole or in part, in shares of its Common Stock and, as of the first day of any quarter succeeding a Quarterly Payment Date (as to each Quarterly Payment Date, the "**Measurement Date**"), the Market Value (as defined below) of the shares issued as part of any Quarterly Tranche prior to such date is less than the unpaid Principal amount plus Interest accrued and outstanding thereon as of such Payment Date (such deficit, with respect to each Quarterly Tranche, the "**True-Up Amount**"), then the Company shall pay the True-Up Amount for all such Quarterly Tranches to the Holder, in cash, shares of Common Stock or a combination thereof, at the Company's sole option, by no later than fifteen (15) days after the Measurement Date. If the True-Up Amount is to be paid in shares of Common Stock, then the per share price of such shares shall be equal to the Stock

Price as determined with reference to the Measurement Date (the "**True-Up Stock Price**"). "**Market Value**," with respect to a Quarterly Tranche, means the aggregate gross proceeds received by the Holder from one or more sales, as evidenced by brokerage statements for such sales; *provided, however,* that if the sale price is not reasonably related to the trading price on the sale date, such sale shall be deemed to have occurred at the highest price at which shares of Common Stock were traded on such date of sale.

(h) **Fractional Shares**. No fractional shares of Common Stock shall be issued when paying this Note. In lieu thereof, the shares of Common Stock otherwise issuable shall be rounded up or down to the nearest whole share of Common Stock.

(i) **Payment in Common Stock or Cash**. Each Quarterly Tranche may be paid by the Company in cash or shares of its Common Stock, at its sole discretion; provided, however, that if the Common Stock is not then listed or quoted on a Trading Market (or a similar organization or agency succeeding to its functions of reporting prices), then the Company may not pay any Quarterly Tranche by issuing shares of its Common Stock.

(j) **Adjustment to Principal for Lease.** In the event that the Company, or any approved assignee thereof, is not able to obtain an extended or restated Lease with Lessor (as defined in the Purchase Agreement) prior to March 13, 2014, then the Principal shall be reduced by $4,000,000, to be effected by eliminating the next $4,000,000 of payments due pursuant to Section 1(a) above, and a corresponding reduction in the True-Up Amount, if any.

2. Security.

(a) As an inducement for the Holder to enter into this Note, the Company pledges, transfers, conveys, assigns and grants to the Holder, a lien upon, and security interest in, all of the Company's right, title and interest in and to the membership interests of Viking Acquisition Group, LLC, a Kentucky limited liability company ("VAG") and a pledge by VAG of the Marrowbone interests as further described in the Purchase Agreement (collectively, the "**Collateral**"). This Section and the Collateral secure the full and prompt payment, at any time and from time to time, as and when due (whether at the stated maturity, by acceleration or otherwise), of all liabilities and obligations of the Company, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, under, arising out of, or in connection with, this Note, including, without limitation, all Principal of and Interest accrued and outstanding thereon, and all fees, expenses, indemnities and other amounts payable by the Company hereunder (including Interest accruing after the filing of a petition or commencement of a case by or with respect to the Company seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the federal bankruptcy code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding).

(b) It is intended that this Note and the Company's currently outstanding secured promissory note in the aggregate principal amount of $27,000,000 issued to Pallas Highwall Mining, LLC (the "**Other Note**"), shall both be secured by the Collateral as follows: (i) this Note shall have a first priority lien on the Collateral related to VAG and shall be junior in payment with respect to the Collateral related to the Viking Prep Plant subordinate only to a $9,000,000 loan from VGO Investment Partners LLP ("VGO"), the proceeds of which were used in part to make the $6,000,000 payment to Viking Prep Plant ("VGO Loan"); (ii) the Other Note shall have a second priority lien on the Collateral related to the Viking Prep Plant subordinate only to the VGO Loan and shall be senior in payment with respect to the Collateral related to VAG,; and (iii) with respect to all Collateral not identified in clauses (i) and (ii) hereof, this Note

and the Other Note shall be secured by the Collateral on a *pari passu* basis based upon the relative amounts then owing and unpaid under this Note and the Other Note.

(c) The exact legal name of the Company is NewLead Holdings Ltd. The business address of the Company is c/o NewLead Shipping S.A., 83 Akti Miaouli & Flessa, 185 38 Piraeus, Greece. [The Bermuda organizational identification number of the Company is [__________].]

(d) The Company has full power and authority to make the assignment and create the security interest contemplated by this Section. The Company is the sole and exclusive owner of, or has valid rights as a lessee or licensee with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any liens except the liens granted to the Holder and Permitted Liens (as hereinafter defined).

(e) The Company will not sell, assign, transfer, pledge or otherwise terminate the Collateral, or any interest therein, other than the sale of Inventory in the ordinary course of business, without the prior consent of the Holder, such consent may be conditioned or withheld in Holder's sole discretion. The Company will do such acts as the Holder may reasonably request to establish and maintain a perfected security interest in the Collateral.

(f) As used herein, "**Permitted Liens**" means (i) statutory liens for taxes, assessments and other governmental charges, (ii) statutory or common law liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and incurred in the ordinary course of business, (iv) purchase money liens, *provided* that such purchase money liens do not at any time encumber any assets other than the property financed by such purchase money liens, and (v) liens on the Collateral securing the Other Note.

(g) Payment in full of this Note shall render Sections 2(a) through 2(g) of this Note null and void. Upon payment in full of this Note, the Holder shall execute and deliver such documents and instruments and take such other action as the Company may request in order to release the Holder's liens on the Collateral and terminate the security interest created by this Section.

3. **Ranking**. The Company, for itself, its successors and assigns, covenants and agrees, that the payment of the Principal of and accrued and outstanding Interest on this Note is senior in right of payment to the payment of all existing and future Junior Debt (as defined below) solely with respect to the Collateral, except as otherwise set forth in Section 2(b) hereof. "**Junior Debt**" shall mean all existing and future Indebtedness (as defined below), (B) Indebtedness (as defined below) incurred after the date hereof, solely as it relates to the Collateral, and (C) as otherwise agreed to by the Holder in writing. "**Indebtedness**" shall mean (x) any liability of the Company for borrowed money, (1) evidenced by a note, debenture, bond or other instrument of indebtedness (including, without limitation, a purchase money obligation), including any given in connection with the acquisition of property, assets or service, or (2) for the payment of rent or other amounts relating to capitalized lease obligations; (y) any liability of others of the nature described in clause (1) which the Company has guaranteed or which is otherwise its legal liability; and (z) any modification, renewal, extension, replacement or refunding of any such liability described in clause (x) or (y); provided, that Indebtedness does not include unsecured trade credit.

(a) The Company covenants and agrees to cause any current holder of Junior Debt and to cause any future holder of Junior Debt permitted to be incurred pursuant to this Note to execute such subordination agreements, instruments or waivers as may be necessary to reflect the terms set forth herein.

(b) Until the payment in full of all amounts of principal of and interest on this Note, and all other amounts owing under this Note, no payment may be made with respect to the principal of or

other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Company may pay scheduled interest thereon so long as no Event of Default shall have occurred and be continuing.

(c) Upon any payment or distribution of the assets of the Company to creditors upon dissolution, total or partial liquidation or reorganization of, or similar proceeding relating to the Collateral, the Holder of the Note will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

(d) Notwithstanding anything to the contrary contained herein, the Company shall not incur any additional Indebtedness secured by and of the Collateral relating to VAG or the Viking Prep Plant after the date hereof without the prior written consent of the Holder, such consent may be withheld in Holder's sole discretion; provided, however, that the Company shall be entitled to enter into the VGA Loan.

4. **Events of Default**. The entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable in accordance with Section 1(a) hereof, in either case without any other notice or demand of any kind or any presentment or protest, if any one of the following events occurs and be continuing at the time of such demand (each such event, an "**Event of Default**"):

(a) The Company's failure to pay any portion of the principal and interest as provided in Section 1 hereof; or

(b) The Company's failure to replace the Sureties and provide the Bond Release, as defined in Section 1.2 of the Purchase Agreement within sixty (60) days of the date hereof.

(c) (i) The commencement by the Company, or any subsidiary owning any of the Collateral, of a voluntary case under 11 U.S.C. Section 101 *et. seq.* (the "Bankruptcy Code") or any foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the consent by the Company, or any subsidiary owning any of the Collateral, to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such law, or (iii) the consent by the Company, or any subsidiary owning any of the Collateral, to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of the Company's properties, or (iv) the making by the Company, or any subsidiary owning any of the Collateral, of any assignment for the benefit of creditors, or (v) the admission by the Company, or any subsidiary owning any of the Collateral, in writing of the Company's inability to pay the Company's debts as such debts become due, or (vi) the discontinuance of business, dissolution, winding up, liquidation or cessation of existence by or of the Company, or any subsidiary owning any of the Collateral; or

(d) (i) The entry by a court of competent jurisdiction a decree or order for relief with respect to the Company, or any subsidiary owning any of the Collateral, in an involuntary case under the Bankruptcy Code or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or dismissed within 60 days of the entry thereof, or (ii) the entry by a court of a decree or order for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other person having similar powers over the Company or over all or a substantial part of its properties;

(e) The Company fails to keep active all permits and licenses necessary for the conduct of VAG's business;

(f) The Company materially breaches any covenant contained in the Purchase Agreement; or

(g) An Event of Default under the Other Note; or.

(h) If, for any reason other than material degredation in the physical or mental health of either executive listed in this subparagraph, Mr. Michail S. Zolotas steps down as the Chairman and the CEO of NewLead Holdings Ltd., and/or (ii) Mr. Jan Michael Berkowitz steps aside as the Senior Vice President and COO of NewLead Holdings Ltd.

The Company agrees that if it fails to timely make any payment due under this Note or upon the happening of any Event of Default, and fails to remedy the situation within a ten (10) day grace period, the outstanding principal, together with accrued interest and all other expenses, including, reasonable attorneys' fees, shall immediately become due and payable at the option of the Holder, notwithstanding the Maturity Date. For purposes hereof, attorneys' fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions. From and after any Event of Default, the interest rate of this Note shall be the highest rate permitted under applicable law.

5. **Miscellaneous**.

(a) The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; *provided, however*, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. Assignment of all or any portion of this Note in violation of this Section shall be null and void. Nothing in this Note, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(b) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in accordance with Section 3.1 of the Purchase Agreement.

(c) Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated, together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Note, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d) No course of dealing and no delay or omission on the part of the Holder or the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's or the Company's rights, powers or remedies, as the case may be. No right, power or remedy conferred by this Note upon the Holder or the Company shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently. Any waiver must be in writing.

(e) If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Note may be amended only by a written instrument executed by the Company and the Holder. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(f) If any date specified in this Note as a date for the making of any payment of principal or interest under this Note falls on a Saturday, Sunday or on a day that is a legal holiday in the State of New York, then the date for the making of that payment shall be the next subsequent day that is not a Saturday, Sunday or legal holiday.

(g) This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles governing conflicts of law.

(h) The Company hereby irrevocably submits to the exclusive jurisdiction of any Delaware State or United States Federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or related to the Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment; *provided* that service of process is effected upon the Company in the manner permitted by law.

(i) The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

(Remainder of page left intentionally blank. Signature page to follow.)

IN WITNESS WHEREOF, the Company has caused this Senior Secured Note to be executed and dated the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ______________________________

Name: ______________________________

Title: ______________________________